Exhibit 99.1

SEALY CORPORATION

Press Release — 3Q Fiscal 2010 Results

September 28, 2010

Draft FINAL

News Release

Sealy Corporation Reports Fiscal Third Quarter 2010 Results

—Net Sales of $346 million—

—Income from Operations of $12 million—

—Adjusted EBITDA of $47 million—

TRINITY, N.C., September 28, 2010 — Sealy Corporation (NYSE: ZZ), the bedding industry’s largest global bedding manufacturer, today announced results for its third quarter of fiscal year 2010.

Net sales for the third fiscal quarter were $346.2 million, a decrease of (1.0)% compared to the same prior year period.

Gross profit for the third fiscal quarter decreased by $8.5 million to $137.6 million from the prior year quarter.  Gross margin declined by 205 basis points to 39.7%, driven primarily by higher discounting on products that are at the end of their life cycle in an increasingly competitive market as well as the impact of inflation on material costs. Partially offsetting these decreases were improvements in operations efficiencies.

Income from operations for the third fiscal quarter of $11.6 million was negatively impacted by a non-cash, impairment charge of $23.0 million related to a write down of the assets of the company’s European segment to their fair market value.  The impairment is a non-cash charge to earnings and did not affect the Company’s liquidity, cash flows from operating activities or Adjusted EBITDA for debt covenant purposes. For more information on these and other various items impacting the period, please refer to the last table of this release.  Excluding the impairment, the Company’s income from operations would have been $34.5 million, compared to $39.2 million in the same prior year period.  The decline was driven by lower sales and higher per unit material costs.

The net loss for the third quarter was $15.8 million or $0.16 per diluted share, using a diluted share count of 97.0 million shares.  Excluding the impairment, the Company’s net income for the period would have been $7.1 million, or $0.04 per diluted shares, based on a 291.6 million diluted share count, compared to $12.1 million, or $0.05 per diluted share, based on a 279.2 million diluted share count, in the comparable prior year period.  For further information on the calculation of diluted shares, please see the attached schedule.

Adjusted EBITDA for the third fiscal quarter decreased 12.6% to $46.9 million from $53.7 million. Adjusted EBITDA margin decreased to 13.5%, compared to 15.4% in the prior year period.

“While our third quarter results reflect the inconsistent industry demand and on-going pressures in the overall macroeconomic and retail environment, we remain focused on actions within our control to drive our future performance.  In light of this challenging marketplace, we are actively working with our retail partners to execute promotions that will bring the consumer back into their stores, while continuing to make investments in new product rollouts and new product development to drive future sales growth.  The Sealy Promotional line has now been fully rolled out and the specialty Embody line rollout will be completed in Q4.  While we would like to have had both rollouts completed faster, both lines are now performing better than their predecessors and have shown improvement from the beginning to the end of the quarter.  In addition, our 2009 Stearns & Foster line continues to deliver strong growth.  Lastly, we are excited by the progress made on our Next Generation Posturepedic line, which remains on track for a January 2011 launch,” stated Larry Rogers, Sealy’s President and Chief Executive Officer.

Fiscal 2010 Third Quarter Results

Total U.S. net sales decreased 2.2% to $251.0 million from the third quarter of fiscal 2009.  Wholesale unit volume decreased 0.3%, while wholesale average unit selling price decreased 2.3% on a year-over-year basis.  The decrease in unit volume is primarily attributable to lower sales related to the company’s Posturepedic line, offset by the growth of its Stearns & Foster line.  The decrease in wholesale average unit selling price is due to the company’s response to competitive pressure including a growing mix of promotional priced bedding as it seeks to capture more sales with its new Sealy branded products.

International net sales increased $2.3 million, or 2.5%, from the third quarter of 2009 to $95.1 million. Excluding the effects of currency fluctuation, international net sales increased 2.6% from the third quarter of 2009. This increase was primarily due to increased sales in the Canadian market driven by strategic promotional activity and the success of the company’s new Stearns & Foster line.  Canadian unit volume for the quarter increased 7.4% from the comparable prior year quarter.

Gross profit decreased 5.8% to $137.6 million compared to $146.1 million in the third quarter of fiscal 2009.  Gross profit margin was 39.7%, a decrease of 205 basis points compared to the prior year third quarter.  U.S. gross profit margin decreased 353 basis points to 40.4%.  The decrease in percentage of net sales was driven primarily by higher discounting on products that are at the end of their life cycle in an increasingly competitive market, as well as the impact of inflation on material costs. Partially offsetting these decreases were improvements in operations efficiencies.

Selling, general, and administrative (SG&A) expenses were $107.5 million for the third quarter of fiscal 2010, a decrease of $2.8 million versus the comparable period a year earlier primarily due to a decrease in compensation costs.

Fiscal 2010 Nine Month Results

Net sales for the nine months ended August 29, 2010 increased 4.6% to $1,002.3 million from $958.0 million for the comparable period a year earlier. Gross profit was $405.9 million, or 40.5% of net sales, versus $385.7 million, or 40.3% of net sales, for the comparable period a year earlier.  The net loss for the period was $9.3 million.  Excluding the non-cash impairment discussed above, the company’s net income for the period would have been $13.7 million, versus $11.0 million in the prior year period.  Adjusted EBITDA increased 3.2% to $135.0 million, or 13.5% of net sales, from $130.8 million, or 13.7% of net sales, compared to the same period in the prior year.

As of August 29, 2010, the Company’s debt net of cash was $719.8 million.  The Net Debt to Adjusted EBITDA ratio (excluding the Convertible Payment In Kind Notes) was 3.15x as of August 29, 2010.

“Our commitment to new product development leaves us well positioned with products in all technologies and across all price points.  Coupled with our on going intense focus on the cost structure, we believe these actions will help drive profitable market share growth and strong EBITDA performance in the future.  However, we were not able to overcome the macroeconomic headwinds and the impact from delayed rollouts we faced during the quarter.  In light of the current operating environment and our third quarter results, we now expect growth of 4-6% in adjusted EBITDA for the full 2010 year,” added Mr. Rogers.

Adjusted EBITDA

Within the information above, Sealy provides information regarding Adjusted EBITDA and Adjusted EBITDA Margin which are not recognized terms under GAAP (Generally Accepted Accounting Principles) and do not purport to be alternatives to operating income or net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. We present Adjusted EBITDA, because the covenants contained in our senior debt agreements are based upon these measures and Adjusted EBITDA is a material component of those covenants. Additionally, management uses Adjusted EBITDA to evaluate the Company’s operating performance.  We also present Adjusted EBITDA margin, which is Adjusted EBTIDA reflected as a percentage of net sales because we believe that this measure provides useful incremental information to investors regarding our operating performance.  Additionally, these measures are not intended to be measures of available cash flow for management’s discretionary use, as these measures do not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Because not all companies use identical calculations, this presentation may not be comparable to other similarly titled measures of other companies.  A reconciliation of Adjusted EBITDA and Adjusted EBITDA Margin to the Company’s net income is provided in the attached schedule.

Conference Call

The Company will hold a conference call today to discuss its fiscal third quarter 2010 results at 5:00 p.m. (Eastern Standard Time).  The conference call can be accessed live over the phone by dialing 1-877-941-2068, or for international callers, 1-480-629-9712. A replay will be available one hour after the call and can be accessed by dialing 1-877-870-5176, or for international callers, 1-858-384-5517. The passcode for the live call and the replay is 4360177. The replay will be available until October 5, 2010.

Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investors section of the Company’s website at www.sealy.com. The on-line replay will be available for a limited time beginning immediately following the call in the Investors section of the Company’s website at www.sealy.com.

About Sealy

Sealy is the bedding industry’s largest global manufacturer with sales of $1.3 billion in fiscal 2009. The Company manufactures and markets a broad range of mattresses and foundations under the Sealy(R), Sealy Posturepedic(R), Sealy Embody(TM), Stearns & Foster(R), and Bassett(R) brands. Sealy operates 25 plants in North America, and has the largest market share and highest consumer awareness of any bedding brand on the continent. In the United States, Sealy sells its products to approximately 3,000 customers with more than 7,000 retail outlets. Sealy is also a leading supplier to the hospitality industry. For more information, please visit www.sealy.com.

This document contains forward-looking statements within the meaning of the safe harbor provisions of the Securities Litigation Reform Act of 1995. Terms such as “expect,” “believe,” “continue,” and “grow,” as well as similar comments, are forward-looking in nature. Although the Company believes its growth plans are based upon reasonable assumptions, it can give no assurances that such expectations can be attained. Factors that could cause actual results to differ materially from the Company’s expectations include: general business and economic conditions, competitive factors, raw materials purchasing, and fluctuations in demand. Please refer to the Company's Securities and Exchange Commission filings for further information.

CONTACT: Mark D. Boehmer, VP & Treasurer, Sealy Corporation, +1-336-862-8705

SOURCE: SEALY CORPORATION

SEALY CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET

(In thousands)

(Unaudited)

	August 29,	November 29,	August 30,
	2010	2009	2009

ASSETS

Current assets:
Cash and equivalents	$82,510	$131,427	$99,840
Accounts receivable, net of allowances for bad debts, cash discounts and returns	181,758	156,850	189,446
Inventories	68,634	56,810	57,619
Prepaid expenses and other current assets	19,910	21,080	23,726
Deferred income tax assets	15,375	20,222	18,724
Total current assets	368,187	386,389	389,355
Property, plant and equipment - at cost	416,354	446,989	440,003
Less accumulated depreciation	(246,468)	(239,508)	(228,869)
	169,886	207,481	211,134
Other assets:
Goodwill	360,878	360,583	360,817
Intangible assets, net of accumulated amortization	1,517	1,937	2,774
Deferred income tax assets	9,601	6,874	5,650
Debt issuance costs, net, and other assets	54,814	52,206	53,740
	426,810	421,600	422,981
Total assets	$964,883	$1,015,470	$1,023,470

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities:
Current portion - long-term obligations	$7,634	$13,693	$11,591
Accounts payable	89,229	88,971	105,914
Accrued incentives and advertising	33,215	31,804	31,610
Accrued compensation	26,466	43,105	33,730
Accrued interest	17,616	15,230	14,843
Other accrued liabilities	32,617	36,436	45,178
Total current liabilities	206,777	229,239	242,866
Long-term obligations, net of current portion	794,658	833,766	837,836
Other liabilities	58,004	59,625	59,585
Deferred income tax liabilities	875	832	1,607

Stockholders’ deficit:
Common stock	977	947	922
Additional paid-in capital	908,446	885,064	878,003
Accumulated deficit	(1,002,210)	(992,950)	(995,133)
Accumulated other comprehensive income	(2,644)	(1,053)	(2,216)
Total shareholders’ deficit	(95,431)	(107,992)	(118,424)
Total liabilties and shareholders’ deficit	$964,883	$1,015,470	$1,023,470

SEALY  CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	August 29,	August 30,
	2010	2009

Net sales	$346,181	$349,573
Cost of goods sold	208,616	203,508

Gross profit	137,565	146,065

Selling, general and administrative expenses	107,498	110,256
Asset impairment loss	22,963	—
Amortization expense	68	842
Restructuring expenses and asset impairment	—	—
Royalty income, net of royalty expense	(4,535)	(4,216)

Income from operations	11,571	39,183

Interest expense	21,784	22,127
Loss on rights for convertible notes	—	1,820
Refinancing and extinguishment of debt and interest rate derivatives	—	39
Other income, net	(57)	(14)

(Loss) income before income taxes	(10,156)	15,211
Income tax provision	6,379	3,155
Equity in earnings of unconsolidated affiliates	712	—
Net (loss) income	$(15,823)	$12,056

(Loss) earnings per common share—Basic	$(0.16)	$0.13

(Loss) earnings per common share—Diluted	$(0.16)	$0.05

Weighted average number of common shares outstanding:
Basic	97,043	91,884
Diluted	97,043	279,156

SEALY  CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Nine Months Ended
	August 29,	August 30,
	2010	2009

Net sales	$1,002,336	$958,004
Cost of goods sold	596,413	572,353

Gross profit	405,923	385,651

Selling, general and administrative expenses	323,636	302,533
Asset impairment loss	22,963	—
Amortization expense	522	2,435
Restructuring expenses and asset impairment	—	1,448
Royalty income, net of royalty expense	(12,343)	(12,186)

Income from operations	71,145	91,421

Interest expense	65,890	56,551
Loss on rights for convertible notes	—	4,549
Refinancing and extinguishment of debt and interest rate derivatives	3,759	17,461
Gain on sale of subsidiary stock	—	(1,292)
Other income, net	(161)	(60)

Income before income taxes	1,657	14,212
Income tax provision	13,619	3,201
Equity in earnings of unconsolidated affiliates	2,702	—
Net (loss) income	$(9,260)	$11,011

(Loss) earnings per common share—Basic	$(0.10)	$0.12

(Loss) earnings per common share—Diluted	$(0.10)	$0.07

Weighted average number of common shares outstanding:
Basic	95,384	91,836
Diluted	95,384	153,602

SEALY CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(Unaudited)

	Nine Months Ended
	August 29,	August 30,
	2010	2009
Operating activities:
Net (loss) income	$(9,260)	$11,011
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	21,813	24,655
Deferred income taxes	4,259	(7,565)
Impairment charges	22,963	1,326
Amortization of deferred gain on sale-leaseback	(490)	(485)
Paid in kind interest on convertible notes	10,830	1,820
Amortization of discount on new senior secured notes	1,702	351
Amortization of debt issuance costs and other	4,191	2,925
Loss on rights for convertible notes	—	4,549
Share-based compensation	12,759	7,381
Excess tax benefits from share-based payment arrangements	(942)	—
Loss on sale of assets	246	383
Write-off of debt issuance costs related to debt extinguishments	2,709	2,113
Loss on termination of interest rate swaps	1,050	15,232
Payment to terminate interest rate swaps	—	(15,232)
Gain on sale of subsidiary stock	—	(1,292)
Other, net	(1,635)	(2,458)
Changes in operating assets and liabilities:
Accounts receivable	(28,724)	(27,628)
Inventories	(13,984)	5,684
Prepaid expenses and other current assets	(1,279)	14,080
Other assets	(5,314)	(1,434)
Accounts payable	3,822	5,195
Accrued expenses	(18,950)	6,752
Other liabilities	386	(7,150)
Net cash provided by operating activities	6,152	40,213
Investing activities:
Purchase of property, plant and equipment	(11,369)	(8,669)
Proceeds from sale of property, plant and equipment	67	10,385
Net proceeds from sale of subsidiary stock	—	1,237
Investments in and loans to unconsolidated affiliate	—	(2,322)
Net cash (used in) provided by investing activities	(11,302)	631
Financing activities:
Proceeds from issuance of long-term obligations	2,784	3,343
Repayments of long-term obligations	(10,204)	(15,668)
Repayment of old senior term loans	—	(377,181)
Proceeds from issuance of new senior secured notes	—	335,916
Proceeds from issuance of related party notes	—	177,132
Repayment of related party notes	—	(83,284)
Repayment of senior secured notes, including premium of $1,050	(36,050)	—
Proceeds from issuance of convertible notes, net	—	83,284
Borrowings under revolving credit facilities	—	140,904
Repayments under revolving credit facilities	—	(205,304)
Exercise of employee stock options, including related excess tax benefits	1,101	(330)
Debt issuance costs	—	(27,421)
Other	(8)	—
Net cash (used in) provided by financing activities	(42,377)	31,391
Effect of exchange rate changes on cash	(1,390)	1,009
Change in cash and equivalents	(48,917)	73,244
Cash and equivalents:
Beginning of period	131,427	26,596
End of period	$82,510	$99,840

RECONCILIATION OF EBITDA TO NET INCOME

NON GAAP MEASURES

	Three Months Ended:				Nine Months Ended:
	August 29,		August 30,		August 29,		August 30,
	2010		2009		2010		2009
	(in thousands)	(percentage of net sales)	(in thousands)	(percentage of net sales)	(in thousands)	(percentage of net sales)	(in thousands)	(percentage of net sales)

Net income (loss)	$(15,823)	-4.6%	$12,056	3.4%	$(9,260)	-0.9%	$11,011	1.1%
Interest expense	21,784	6.3%	22,127	6.3%	65,890	6.6%	56,551	5.9%
Income taxes	6,379	1.8%	3,155	0.9%	13,619	1.4%	3,201	0.3%
Depreciation and amortization	7,077	2.0%	8,102	2.3%	21,813	2.2%	24,655	2.6%

EBITDA	19,417	5.6%	45,440	13.0%	92,062	9.2%	95,418	10.0%
Adjustments for debt covenants:
Impairment charges	22,963	6.6%	0	0.0%	22,963	2.3%	0	0.0%
Refinancing charges	0	0.0%	40	0.0%	3,759	0.4%	17,461	1.8%
Non-cash compensation	3,545	1.0%	5,164	1.5%	12,760	1.3%	7,387	0.8%
KKR consulting fees	405	0.1%	655	0.2%	1,425	0.1%	2,196	0.2%
Severance charges	640	0.2%	229	0.1%	1,892	0.2%	2,171	0.2%
Loss on rights for Convertible Notes	0	0.0%	1,820	0.5%	0	0.0%	4,549	0.5%
Other (various) (a)	(91)	0.0%	319	0.1%	163	0.0%	1,599	0.2%

Adjusted EBITDA	$46,879	13.5%	$53,667	15.4%	$135,024	13.5%	$130,781	13.7%

(a)  Consists of various immaterial adjustments

Reconciliation of Adjusted Diluted Earnings per Share

(in thousands)

Numerator for diluted earnings per share:

	Three Months Ended August 29, 2010	Nine Months Ended August 29, 2010

Net loss, as reported	$(15,823)	$(9,260)
Impairment charges, net of tax	22,963	22,963
Net income, as adjusted	$7,140	$13,703
Net income attributable to participating securities, as adjusted	(15)	(38)
Interest on convertible notes	4,318	11,929
Net income available to common shareholders, as adjusted	$11,443	$25,594

Denominator for diluted earnings per share:

Adjusted weighted average shares and assumed conversions, as reported	97,043	95,384
Convertible debt	185,413	181,798
Stock options	1,040	1,147
Restricted share units	7,786	9,220
Other	365	345
Adjusted weighted average shares and assumed conversions, as adjusted	291,647	287,894

Diluted earnings per share, as reported	$(0.16)	$(0.10)
Diluted earnings per share, as adjusted	$0.04	$0.09

Reconciliation of Adjusted Income from Operations

(in thousands)

	Three Months Ended August 29, 2010	Nine Months Ended August 29, 2010
Income from Operations, as reported	$11,571	$71,145
Asset impairment loss	22,963	22,963
Income from Operations, as adjusted	$34,534	$94,108

Reconciliation of Fully Diluted Sharecount

	Three Months Ended		Nine Months Ended
	August 29, 2010	August 30, 2009	August 29, 2010	August 30, 2009
	(in thousands)		(in thousands)
Numerator:
Net income (loss), as reported	$(15,823)	$12,056	$(9,260)	$11,564
Net income (loss) attributable to participating securities	34	(38)	26	(37)
Interest on convertible notes	—	1,820	—	1,820
Net income available to common shareholders	$(15,789)	$13,838	$(9,234)	$13,347

Denominator:
Denominator for basic earnings per share—weighted average shares	97,043	91,884	95,384	91,836
Effect of dilutive securities:
Convertible debt	—	177,088	—	60,549
Stock options	—	1,745	—	1,016
Restricted share units	—	8,172	—	—
Other	—	267	—	201
Denominator for diluted earnings per share—adjusted weighted average shares and assumed conversions	97,043	279,156	95,384	153,602

Since the Company reported a net loss for the three and nine months ended August 29, 2010, the 194,604 outstanding options to purchase common stock, restricted shares, share units and Convertible Notes (in thousands) were considered antidilutive and are not included in the computation of diluted earnings per share.

Sealy Corporation

Interest Expense

Q3 2010

	Three Months Ended		Nine Months Ended
	August 29, 2010	August 30, 2009	August 29, 2010	August 30, 2009
	(in thousands)		(in thousands)
Cash interest expense	$15,920	$17,940	$49,089	$51,119
Non-cash interest expense	5,863	4,188	16,801	5,432
Total interest expense	$21,783	$22,127	$65,890	$56,551